Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 8-K under the Securities Exchange Act of 1934 of Hanover Gold Company, Inc. of our report dated November 6, 2007, related to the financial statements of Rock Energy Partners, L.P. as of December 31, 2006 and 2005, and for the two years then ended.

/s/ Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
January 3, 2008